RULE 10f-3 Transactions

Dreyfus Investment Portfolios; Core Bond Portfolio

Reporting Period	4/01/06-06/30/06
Total Net Assets	62,687,800

Portfolio Manager	Kent Wosepka

Security purchased	Cusip/Sedol	Type of Offering	Lead Underwriter	Broker Dealer Purchased From	Expected Trade Date	Type of Security	Total Transaction (Shares/Par)	Purchase Price	Purchase Amount	Commission/Spread as % of Offering Price
Lincoln National Corp	534187AS8	Capital Security	Bank of America, Citigroup, Goldman Sachs, JP Morgan, Lehman Brothers, Merrill Lynch, Morgan Stanley, UBS, Wachovia Securities	Morgan Stanley	5/12/06	Corporate	125,000	99.60	124,495	10.04%
			Affiliated Underwriter	**Other Syndicate members**	**Date of First Offering**	**Rating of Security**	**Issue Size**	**% of Issue Size Purchased by Above Fund**	**% of Issue Size Purchased by Above Fund as a % of Total Net Assets of Fund**	**% of Issue Size Purchased by ALL Funds advised by Manager as a % of Total Issue Size (cannot exceed 25%)**
			MFM	ABN Amro, BNP Paribas Group, BNY Capital Markets, Comerica Securities, Fifth Third Securities, Greenwich Capital Markets, HSBC Securities, Keybanc Capital Markets, Natcity Investments, Piper Jaffray & Co, PNC Capital Markets, Raymond James & Associates, S	5/12/06	Baa2/A-/A-	800,000,000	0.02%	0.20%	2.50%
					Was Price Paid the same as other Purchasers?	**Was Security Purchased on Offer Date?**	**Was Issuer in continuous operation for at least 3 years?**	**Was Offering part of Firm commitment?**	**Did Affiliated Underwriter benefit directly or indirectly from purchase?**	**Was Commission or Spread paid to the principal underwriter reasonable and fair compared to commission or spread paid to other underwriters in connection with similar transactions?**
					yes	yes	yes	yes	no	yes

Certification

The Adviser certifies that the above information is correct.

The Adviser has determined that the securities listed above are securities the Fund is permitted to invest in as described in the current prospectus.

The Adviser has determined that the securities purchased are in accordance with *Dreyfus Fund Rule 10f-3 policies and procedures.*

In reaching its determination, the Adviser considered all of the conditions as specified in the *Dreyfus Fund 10f-3 policies and procedures.*

SIGNED	Kelly Mahoney	DATE	7/6/06